Exhibit (g)(2)
Amended Schedule A
to the
Custodian Agreement
Between First Focus Funds, Inc. and
First National Bank of Omaha
Dated November 15, 2005
As amended May 29, 2008

Name of Fund	Compensation*
First Focus Core Equity Fund	Annual Rate of three one-hundredths of one percent (.03%) of the average daily net assets of such Fund

First Focus Short/Intermediate Fixed Bond Fund	Annual rate of three one-hundredths of one percent (.03%) of the average daily net assets of such Fund

First Focus Income Fund	Annual rate of three one-hundredths of one percent (.03%) of the average daily net assets of such Fund

First Focus Small Company Fund	Annual rate of three one-hundredths of one percent (.03%) of the average daily net assets of such Fund

First Focus Balanced Fund	Annual rate of three one-hundredths of one percent (.03%) of the average daily net assets of such Fund

First Growth Opportunities Fund	Annual rate of three one-hundredths of one percent (.03%) of the average daily net assets of such Fund

First Focus Large Cap Growth Fund	Annual rate of three one-hundredths of one percent (.03%) of the average daily net assets of such Fund
In addition to the fees above, the Custodian shall be entitled to the following fees related to the securities lending monthly activity performed on behalf of the Funds:

▪	1500 or Less Transactions	$2.09/Transaction

▪	1501 to 3000 Transactions	$1.67/Transaction

▪	3001 to 4500 Transactions	$1.26/Transaction

▪	4501+ Transactions	$0.84/Transaction

These fees breakpoints are calculated per month and payable by the Fund Complex.

FIRST FOCUS FUNDS, INC.	FIRST NATIONAL BANK OF OMAHA

By:	By:

Name: Michael Summers	Name: Damon Wiser
Title: President	Title: Operations Officer

*	All fees are computed daily and paid monthly.